Exhibit 99.1

Zalatoris Acquisition Corp Announces Confidential Submission of Draft Registration Statement to the SEC for Proposed Business Combination with AnyTech365, an AI-powered IT Security Company

NEW YORK, NY, January 19, 2024 (Newswire.com) – Anteco Systems, S.L. (“AnyTech365”), a leader in AI-powered IT security, and Zalatoris Acquisition Corp. (the “Company”) (NYSE: TCOA), a special purpose acquisition company, have submitted a confidential draft of Registration Statement on Form F-4, including a preliminary proxy statement/prospectus (the “Registration Statement”), to the U.S. Securities and Exchange Commission (the “SEC”) with respect to their previously announced business combination agreement (“Business Combination Agreement”) and proposed business combination (the “Transaction”).

The Registration Statement contains a preliminary proxy statement and prospectus in connection with the Business Combination Agreement and proposed business combination. While the Registration Statement has not yet become effective and the information contained therein is subject to change, it provides important information about AnyTech365, the Company, and the Transaction.

The Transaction is subject to, among other things, approval by the Company’s stockholders, satisfaction of the conditions stated in the Business Combination Agreement and other customary closing conditions, including the Registration Statement being declared effective by the SEC, the receipt of certain regulatory approvals, and approval by the New York Stock Exchange (“NYSE”) to list the securities of the combined company.

About AnyTech365

Founded in 2014 and headquartered in Marbella, Spain, AnyTech365 is a leading European AI-powered IT Security company helping end users and small businesses have a worry-free experience with all things tech. With approximately 280 employees and offices in Marbella and Torremolinos (Spain), Casablanca (Morocco), and San Francisco (California, US), AnyTech365 offers an array of security, performance, threat prevention and optimization software and hardware.

AnyTech365’s flagship product is their unique and groundbreaking AI-powered AnyTech365 IntelliGuard, which is the cornerstone and foundation within all products, services and plans. AnyTech365 offers qualified technicians who are available 24/7, 365 days a year, providing fast, technical focused support for practically any security, performance or optimization issues that users may experience with their PC, laptop, smartphone, wearable technology, smart home devices or any Internet-connected device.

To learn more, visit www.anytech365.com.

About Zalatoris Acquisition Corp.

The Company is a blank check company, which was formed to acquire one or more businesses and assets, via a merger, capital stock exchange, asset acquisition, stock purchase, or reorganization. The Company was formed to effect a business combination with middle market “enabling technology” businesses or assets with a focus on eCommerce, FinTech, Big Data & Analytics and Robotic Process Automation.

About J. Streicher (Sponsor)

J. Streicher Holdings, LLC, though its subsidiaries (“J. Streicher”), is a private and diverse US financial organization that is founded on tradition, personal relationships, innovation, and steadfast principles. J. Streicher & Co. LLC, its broker dealer, holds the distinction of being one of the oldest firms on the NYSE, with roots dating back to 1910. Throughout J. Streicher’s history, it has consistently provided exceptional service to its family of listed companies, even in challenging market conditions.

While J. Streicher’s broker dealer primarily focuses on NYSE activities, its international investment team specializes in identifying, investing in, and nurturing potential target companies, guiding them through the complex process of transitioning into publicly traded entities. The ultimate goal is to position these companies for a successful listing. J. Streicher's core strength lies in its ability to recognize strategic private target companies and assist them in becoming publicly traded entities on prestigious exchanges such as the NYSE or NASDAQ.

Additional Information and Where to Find It

As discussed above, the Company filed confidentially with the SEC a preliminary Registration Statement, which will be delivered to its stockholders once definitive. This document does not contain all the information that should be considered concerning the proposed business combination and the other matters for the Company’s stockholders’ approval in connection with the Transaction (the “Stockholder Approval Matters”) and is not intended to form the basis of any investment decision or any other decision in respect of the proposed business combination and the other Stockholder Approval Matters. The Company’s stockholders and other interested persons are advised to read, when available, the definitive Registration Statement and other documents filed in connection with the proposed business combination and other Stockholder Approval Matters, as these materials will contain important information about the Company, AnyTech365, the proposed business combination and the other Stockholder Approval Matters. When available, the Registration Statement and other relevant materials for the proposed business combination and other Stockholder Approval Matters will be mailed to stockholders of the Company as of a record date to be established for voting on the proposed business combination and the other Stockholder Approval Matters. Stockholders of the Company will also be able to obtain copies of the Registration Statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Zalatoris Acquisition Corp., 99 Wall Street, Suite 5801, New York, NY 10005.

Participants in Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed business combination and related matters. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Company’s Registration Statement on Form S-1, as amended, which was initially filed with the SEC on March 8, 2021 and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Zalatoris Acquisition Corp., 99 Wall Street, Suite 5801, New York, NY 10005. Additional information regarding the interests of such participants will be contained in the definitive Registration Statement when available.

AnyTech365 and its directors, managers, and executive officers may also be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed business combination and related matters. A list of the names of such parties and information regarding their interests in the proposed business combination and related matters will be included in the definitive Registration Statement when available.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding AnyTech365’s industry and market sizes, future opportunities for the Company and AnyTech365, the Company’s and AnyTech365’s estimated future results and the Transaction, including the implied enterprise value and ownership structure and the likelihood and ability of the parties to successfully consummate the Transaction. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in the Company’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the risk that the Transaction may not be completed in a timely manner or at all, which may adversely affect the price of the Company’s securities; (2) the risk that the Transaction may not be completed by the Company’s deadline in the Company’s charter and the potential failure to obtain an extension of such deadline if sought by the Company; (3) the failure to satisfy the conditions to the consummation of the Transaction, including the adoption of the Business Combination Agreement by the stockholders of the Company and the receipt of certain governmental and regulatory approvals; (4) the lack of a third-party valuation in determining whether or not to pursue the Transaction; (5) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement; (6) the effect of the announcement or pendency of the Transaction on AnyTech365’s business relationships, performance and business generally; (7) risks that the Transaction disrupts current plans and operations of AnyTech365; (8) the outcome of any legal proceedings that may be instituted against AnyTech365 or the Company related to the Business Combination Agreement or the Transaction; (9) the ability to maintain the listing of the Company’s securities on the NYSE; (10) the price of the Company’s securities, including following the closing of the proposed business combination, may be volatile due to a variety of factors, including changes in the competitive and regulated industries in which AnyTech365 operates, variations in performance across competitors, changes in laws and regulations affecting AnyTech365’s business and changes in the capital structure; (11) the ability to implement business plans, forecasts, and other expectations after the completion of the Transaction and to identify and realize additional opportunities; (12) the risk of downturns and the possibility of rapid change in the highly competitive industry in which AnyTech365 operates, and the risk of changes in applicable law, rules, regulations and regulatory guidance that could adversely impact AnyTech365’s operations; (13) the risk that AnyTech365 and its current and future collaborators are unable to successfully develop and commercialize AnyTech365’s products or services, or experience significant delays in doing so; (14) the risk that AnyTech365 may not achieve or sustain profitability; (15) the risk that AnyTech365 will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; and (16) the risk that AnyTech365 experiences difficulties in managing its growth and expanding operations.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about the Company and AnyTech365 or the date of such information in the case of information from persons other than the Company or AnyTech365, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding AnyTech365’s industry and end markets are based on sources we believe to be reliable; however, there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected, and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

No Offer or Solicitation

This document is for informational purposes only and is not intended to and shall not constitute a proxy statement or the solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination and is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy or subscribe for any securities or a solicitation of any vote of approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Contacts

Investor Relations & Media Contacts:

Email: pr@zalatorisac.com

Number: +1 (917) 675-3106